                                                                    EXHIBIT 99.1

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                       ---------------------------
                                                            2004           2003
                                                       -------------   -----------
                                                         (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                            $       9,824   $    46,117
  Accounts receivable, less allowance for
       doubtful accounts of $78,274 (unaudited)
       in 2004 and $66,835 in 2003                           137,052       110,335
  Inventories                                                 21,796        18,424
  Prepaid expenses and other                                  14,068        14,614
  Assets of discontinued operations                            1,365        14,995
                                                       -------------   -----------
     Total current assets                                    184,105       204,485

Property and equipment, net                                  578,587       459,843
Goodwill                                                     388,709       309,191
Other assets                                                  31,666        36,874
                                                       -------------   -----------
                                                       $   1,183,067   $ 1,010,393
                                                       =============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $      32,235   $    16,083
  Accrued salaries and benefits                               32,653        27,852
  Accrued expenses                                            25,933        14,241
  Current portion of long-term debt                           76,241           743
  Liabilities of discontinued operations                         346         5,156
                                                       -------------   -----------
        Total current liabilities                            167,408        64,075

Long-term debt, less current portion                         428,383       447,956
Other liabilities                                             69,090        49,579
Minority interests                                             2,387         1,910
Commitments and contingencies                                     --            --

Stockholders' equity:
  Preferred stock - $0.01 par value, 100,000
       shares authorized, none issued and outstanding             --            --
  Common stock - $0.01 par value; 150,000,000
       shares authorized, 50,030,550 (unaudited) shares
       and 48,841,157 shares issued and outstanding at
       December 31, 2004 and 2003, respectively                  500           488
  Additional paid-in-capital                                 319,996       306,091
  Retained earnings                                          195,685       141,186
  Accumulated other comprehensive loss                          (382)         (892)
                                                       -------------   -----------
        Total stockholders' equity                           515,799       446,873
                                                       -------------   -----------
                                                       $   1,183,067   $ 1,010,393
                                                       =============   ===========

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                             2004         2003        2002
                                           ---------   ----------  ----------
                                          (unaudited)
Revenues:
  Net patient revenue                      $ 872,275   $ 735,841   $ 649,954
  Other                                       10,631      10,367       8,308
                                           ---------   ---------   ---------
                                             882,906     746,208     658,262
Expenses:
  Salaries, wages and benefits               323,565     282,794     261,499
  Purchased services                          85,698      68,872      69,934
  Supplies                                   114,186      95,579      84,408
  Provision for doubtful accounts             95,015      72,583      53,201
  Other operating expenses                    96,934      88,137      69,447
  Rentals and leases                          11,250       9,007       8,284
  Transaction costs                              851          --          --
  Depreciation and amortization               46,881      37,617      32,169
  Interest expense                            29,652      26,262      21,285
  Minority interests                             687         260          34
  Loss (gain) on sale of assets                   30          75         (77)
  Loss on early extinguishment of debt            --         486          --
                                           ---------   ---------   ---------
     Total expenses                          804,749     681,672     600,184
                                           ---------   ---------   ---------
Income from continuing operations
   before provision for income taxes          78,157      64,536      58,078
Income taxes                                  28,101      22,816      23,240
                                           ---------   ---------   ---------
Income from continuing operations             50,056      41,720      34,838
Discontinued operations, net of tax:
     (Loss) earnings from operations          (2,220)     (1,149)      1,274
     Net gain (loss) on divestitures           6,663      (8,952)         --
                                           ---------   ---------   ---------
                                               4,443     (10,101)      1,274
                                           ---------   ---------   ---------
Net income                                 $  54,499   $  31,619   $  36,112
                                           =========   =========   =========
Earnings (loss) per common share:
     Basic:
        Continuing operations              $    1.01   $    0.85   $    0.72
        Discontinued operations:
          (Loss) earnings from
               operations                      (0.04)      (0.02)       0.03
          Net gain (loss) on divestitures       0.13       (0.18)         --
                                           ---------   ---------   ---------
     Net income                            $    1.10   $    0.65   $    0.75
                                           =========   =========   =========

     Diluted:
        Continuing operations              $    0.96   $    0.84   $    0.70
        Discontinued operations:
          (Loss) earnings from
               operations                      (0.03)      (0.02)       0.03
          Net gain (loss) on divestitures       0.11       (0.15)         --
                                           ---------   ---------   ---------
     Net income                            $    1.04   $    0.67   $    0.73
                                           =========   =========   =========

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                  Accumulated
                                                        Common Stock     Additional                  Other
                                                     ------------------   Paid-In     Retained   Comprehensive
                                                       Shares    Amount   Capital     Earnings        Loss        Total
                                                     ----------  ------  ----------  ----------  -------------  ---------
Balance at December 31, 2001.............            47,488,984  $  475   $ 288,948  $   73,455    $    (873)   $ 362,005
Exercise of stock options and related
   income tax benefit....................             1,031,998      10      13,952          --           --       13,962
Treasury stock...........................                 1,545      --          45          --           --           45
Issuance of common stock from
   employee stock purchase plan..........                59,022       1       1,032          --           --        1,033
Other....................................                    --      --         125          --           --          125
Comprehensive income:
   Net income............................                    --      --          --      36,112           --       36,112
   Change in fair value of
      derivatives, net of tax of $53.....                    --      --          --          --          (80)         (80)
                                                                                                                ---------
Comprehensive income.....................                    --      --          --          --           --       36,032
                                                     ----------  ------   ---------  ----------    ---------    ---------
Balance at December 31, 2002                         48,581,549     486     304,102     109,567         (953)     413,202
Exercise of stock options and related
   income tax benefit....................               143,882       1         828          --           --          829
Issuance of common stock from
   employee stock purchase plan and
   other.................................               115,726       1       1,161          --           --        1,162
Comprehensive income:
   Net income............................                    --      --          --      31,619           --       31,619
   Change in fair value of
      derivatives, net of tax of $38.....                    --      --          --          --           61           61
                                                                                                                ---------
Comprehensive income.....................                    --      --          --          --           --       31,680
                                                     ----------  ------   ---------  ----------    ---------    ---------
Balance at December 31, 2003.............            48,841,157     488     306,091     141,186         (892)     446,873
Exercise of stock options and related
   income tax benefit (unaudited)........               932,451       9      12,711          --           --       12,720
Issuance of common stock from
   employee stock purchase plan and
   other (unaudited).....................               256,942       3       1,194          --           --        1,197
Comprehensive income:
   Net income (unaudited)................                    --      --          --      54,499           --       54,499
   Change in fair value of
      derivatives, net of tax of $318
      (unaudited)........................                    --      --          --          --          510          510
                                                                                                                ---------
Comprehensive income (unaudited).........                    --      --          --          --           --       55,009
                                                     ----------  ------   ---------  ----------    ---------    ---------
Balance at December 31, 2004 (unaudited).            50,030,550  $  500   $ 319,996  $  195,685    $    (382)   $ 515,799
                                                     ==========  ======   =========  ==========    =========    =========

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------
                                                     2004           2003           2002
                                                 -------------  -------------  ------------
                                                  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Income from continuing operations             $     50,056   $     41,720   $     34,838
   Adjustments to reconcile income
    from continuing operations to
     net cash provided by operating
     activities:
   Depreciation and amortization                       46,881         37,617         32,169
   Deferred income taxes                               29,373         14,215          8,776
   Provision for professional liability                 4,300          5,476          7,209
   Loss on early extinguishment of debt                    --            486             --
   Loss (gain) of sale of assets                           30             75            (77)
   Changes in operating assets and liabilities,
     net of effects from acquisitions and
     disposals:
        Accounts receivable                           (12,596)        (1,172)         6,511
        Inventories                                      (887)           712         (1,311)
        Prepaid expenses and other                     (2,726)        (3,347)         4,012
        Accounts payable and
          accrued expenses                              9,184         (4,107)        (2,696)
        Accrued salaries and benefits                    (521)         4,505           (315)
   Other                                                3,162          8,165          1,022
                                                 ------------   ------------   ------------
   Net cash provided by operating activities          126,256        104,345         90,138
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                 (90,557)       (56,926)       (45,469)
   Purchase of hospitals and
     healthcare entities                             (152,215)            --       (171,157)
   Sale of hospitals and healthcare entities           14,667             --             --
                                                 ------------   ------------   ------------
   Net cash used in investing activities             (228,105)       (56,926)      (216,626)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term debt                       110,372        194,199        134,321
   Repayments of debt                                 (56,150)      (213,049)       (44,048)
   Issuance of common stock                            12,200          2,574         11,037
                                                 ------------   ------------   ------------
   Net cash provided by (used in)
     financing activities                              66,422        (16,276)       101,310
                                                 ------------   -------------  ------------
   Net cash (used in) provided by
     continuing operations                            (35,427)        31,143        (25,178)
   Net cash (used in) provided by
     discontinued operations                             (866)           349            841
                                                 ------------   ------------   ------------
   (Decrease) increase in cash and
     cash equivalents                                 (36,293)        31,492        (24,337)
   Cash and cash equivalents at
     beginning of period                               46,117         14,625         38,962
                                                 ------------   ------------   ------------
   Cash and cash equivalents at end
      of period                                  $      9,824   $     46,117   $     14,625
                                                 ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                        $     28,706   $     23,986   $     19,958
                                                 ============   ============   ============
   Cash paid for income taxes, net               $      1,840   $     10,322   $     14,848
                                                 ============   ============   ============
ACQUISITIONS:
   Assets acquired                               $    170,921   $         --   $    181,268
   Liabilities assumed                                (18,706)            --        (10,111)
                                                 -------------  ------------   ------------
   Cash paid, net of cash acquired               $    152,215   $         --   $    171,157
                                                 ============   ============   ============

                             See accompanying notes.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

1. ORGANIZATION AND ACCOUNTING POLICIES

BASIS OF PRESENTATION

      The information presented in the accompanying consolidated financial statements and footnotes for 2004 is unaudited. The 2003 and 2002 information has been derived from the audited consolidated financial statements contained in Province Healthcare Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

ORGANIZATION

      Province Healthcare Company (the "Company") was founded on February 2, 1996, and is engaged in the business of owning and leasing hospitals in non-urban communities throughout the United States. As of December 31, 2004, the Company owned or leased 21 general acute care hospitals in 13 states with an aggregate of 2,533 licensed beds. Effective April 30, 2004, the Company sold Glades General Hospital in Belle Glade, Florida and, effective June 30, 2004, sold Brim Healthcare, Inc., its hospital management subsidiary. The operations of Glades General Hospital and Brim Healthcare, Inc. are reported as discontinued operations, as further discussed in Note 3. The Company's remaining hospitals and operations are reported as continuing operations.

BASIS OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and partnerships in which the Company or one of its subsidiaries is a general partner and has a majority voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES (UNAUDITED)

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, contractual discounts, risk management reserves and intangible assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

Allowance for Doubtful Accounts

      Substantially all of the Company's accounts receivable are related to providing healthcare services to the Company's hospitals' patients. The Company's ability to collect outstanding receivables from third-party payors and others is critical to its operating performance and cash flows. The primary collection risk lies with uninsured patient accounts or patient accounts for which a balance remains after primary insurance has paid. Insurance coverage is verified prior to treatment for all procedures scheduled in advance and walk-in patients. Insurance coverage is not verified in advance of procedures for emergency room patients. Deductibles and co-payments are generally determined prior to the patient's discharge with emphasis on collection efforts before discharge. Once these amounts are determined, any remaining patient balance is identified and collection activity is initiated before the patient is discharged. The Company's standard collection procedures are then followed until such time that management determines the account is uncollectible, at which point the account is written off. For hospitals that the Company has owned in excess of one year, the Company's policy with respect to estimating its allowance for doubtful accounts is to reserve 50% of all self-pay accounts receivable aged between 121 and 150 days and 100% of all self-pay accounts that have aged greater than 150 days. For hospitals that the Company has owned less than one year, the Company estimates the allowance for doubtful accounts by applying a hospital-specific reserve percentage for each self-pay and non self-pay accounts receivable 30 day aging category, beginning with the 0-30 day aging category, with all self-pay and non-self pay accounts fully reserved at 150 days. Accordingly, substantially all of the Company's bad debt expense is related to uninsured patient accounts and patient accounts for which a balance remains after primary insurance has paid. The Company continually monitors its accounts receivable balances and utilizes cash collections data and other analytical tools to support the basis for its estimates of the provision for doubtful accounts. In addition, the Company performs hindsight procedures on historical collection and write-off experience to determine the reasonableness of its policy for estimating the allowance for doubtful accounts. Significant changes in payor mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

      In general, the standard collection cycle at the Company's hospitals is as follows:

      - Upfront cash collection of deductibles, co-payments, and self-pay accounts.

      - From the time the account is billed until the period 120 days after the billing, internal business office collections and early out program collections are performed.

      - From the time the account is 121 days after billing until the period one year after billing, uncollected accounts are turned over to one of two primary collection agencies utilized by the Company.

      - One year following the date of billing, any uncollected accounts are written off and the accounts are turned over to a secondary collection agency.

      Uncollected accounts are manually written off: (a) if the balance is less than $10.00, (b) when turned over to an outside secondary collection agency at 365 days, or (c) earlier than 365 days if all collection efforts indicate an account is uncollectible. Once accounts have been written off, they are not included in our gross accounts receivable or allowance for doubtful accounts.

      The Company owned or leased three hospitals in Texas, which accounted for 16.1% (unaudited) and 16.6% of net accounts receivable in 2004 and 2003, respectively. The Company owned or leased four hospitals in Louisiana, which accounted for 9.5% (unaudited) and 13.2% of net accounts receivable in 2004 and 2003, respectively. The Company owned or leased two hospitals, one of which was acquired in 2004, in New Mexico which accounted for 16.2% (unaudited) and 3.6% of net accounts receivable in 2004 and 2003, respectively.

      Same-store upfront cash collections for the year ended December 31, 2004 were approximately $13.5 million (unaudited) compared to $11.5 million and $8.1 million for the years ended December 31, 2003 and 2002, respectively.

Allowance for Contractual Discounts

      The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from its standard charges. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are often complex and subject to interpretation and adjustment. In addition, the services authorized and provided and resulting reimbursement are often subject to interpretation. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating the Company's continual review and assessment of the estimation process. The Company's hospitals' computerized billing systems do not automatically calculate and record contractual allowances. Rather, the Company utilizes an internally developed contractual model to estimate the allowance for contractual discounts on a payor - specific basis, given its interpretation of the applicable regulations or contract terms. The Company's contractual model for Medicare and Medicaid inpatient services utilizes the application of actual DRG data to individual patient accounts to calculate contractual allowances. For all inpatient and outpatient non-Medicare and non-Medicaid services, the Company's contractual model utilizes six month historical paid claims data by payor for such services to calculate the contractual allowances. Differences between the contractual allowances estimated by the Company's contractual model and actual paid claims are adjusted when the individual claims are paid. The Company's contractual model is updated each quarter. In addition to the contractual allowances estimated and recorded by the Company's contractual model, the Company also records an allowance equal to 100% of all Medicare, Medicaid, and other insurance payors accounts receivable that are aged greater than 365 days.

Risk Management Reserves

      The Company purchased a professional liability claims-made reporting policy effective January 1, 2004. This coverage is subject to a $5.0 million self-insured retention per occurrence for general and professional liability and provides coverage up to $50.0 million for claims incurred during the annual policy term. This retention amount increases our exposure for claims occurring prior to December 31, 2002 and reported on or after January 1, 2004, due to the increased retention amount as compared to prior years. In 2002, the Company had a claims-made reporting policy subject to a $750,000 deductible and a $2.0 million self-insured retention per occurrence, providing coverage up to $51.0 million for claims incurred during the annual policy term in 2002. In 2001, the Company maintained insurance for individual malpractice claims exceeding $50,000 per medical incident, subject to an annual maximum of $500,000 for claims occurring and reported in 2001. The Company purchased a tail policy that provides an unlimited claim reporting period for its professional liability for claims incurred in 2000 and prior years. The Company estimates its self-insured retention portion of the malpractice risks using an outside actuary which uses historical claims data, demographic factors, severity factors and other actuarial assumptions. The Company maintains a reserve to cover both reported claims and claims that have been incurred but not yet reported within its self-insured retention.

      Workers' compensation claims are insured with a deductible with stop loss limits of $100,000 per accident and a $1.9 million and $2.2 million minimum cap on total losses for the 1999 and 2000 years, respectively, and $250,000 per accident and a $6.6 million and $3.0 million minimum cap on total losses for the 2002 and 2001 years, respectively. The Company increased the deductible loss amount to $500,000 per accident effective January 1, 2003. The minimum cap for total 2003 losses is $12.0 million. The minimum cap for total 2004 losses is $12.1 million (unaudited). In 2002 and 2003, the Company's arrangement with the insurance provider allowed it to prepay the expected amounts of annual workers' compensation claims, which are based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by the Company to the actual amount paid by the claims processor. This comparison will ultimately result in a receivable from or a payable to the claims processor. The Company is fully insured in the commercial marketplace for workers' compensation claims prior to January 1, 1999. The Company utilized loss run reports provided by the claims administrator to determine the appropriate range of loss reserves for the 1999 year and subsequent years. The Company's accruals are calculated to cover the risk from both reported claims and claims that have been incurred but not yet reported.

Intangible Assets

      The Company adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), effective July 1, 2001 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), effective January 1, 2002. Under SFAS No. 142, goodwill and indefinite lived intangible assets from acquisitions prior to July 1, 2001 are no longer amortized effective January 1, 2002, but are subject to annual impairment tests. The Company performed its annual impairment tests as of October 1, 2004, 2003 and 2002 and did not incur any impairment charge. In accordance with the new rules, goodwill resulting from acquisitions after June 30, 2001 has not been amortized. Other intangible assets will continue to be amortized over their useful lives.

      Management of the Company evaluates all acquisitions independently to determine the appropriate amortization period for identified intangible assets. Each evaluation includes an analysis of factors such as historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, and lease terms where applicable.

Revenue Recognition

      The Company recognizes revenues in the period in which services are performed. Accounts receivable, as reflected on the accompanying consolidated balance sheets, include amounts due from third-party payors, patients, and others. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

      - Medicare--Inpatient acute hospital services rendered to Medicare program beneficiaries are paid at prospectively determined rates per diagnosis related group ("DRG"). These DRG rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Outpatient services are generally reimbursed under the outpatient prospective payment system, which pays a fixed rate for a given bundle of outpatient services. These bundles are known as Ambulatory Payment Classifications or "APC's". Inpatient nonacute services, related to Medicare beneficiaries are paid based on a cost reimbursement methodology subject to various cost limits. The Company is reimbursed for cost-based services at a tentative rate, with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. The Company's classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review. The majority of the Company's Medicare cost reports have been audited by the Medicare fiscal intermediary through December 31, 2001.

      - Medicaid--The Medicaid programs in all states, other than California, in which the Company owns or leases hospitals are prospective payment systems which generally do not have retroactive cost report settlement procedures. Inpatient services rendered to the recipients under the Medi-Cal program (California's Medicaid program) are reimbursed either under contracted rates or reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by Medi-Cal. The Company leases two hospitals in California, and its Medi-Cal cost reports have been audited by the Medi-Cal fiscal intermediary through December 31, 2001.

      - Other--The Company also has entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

      In 2004, 2003, and 2002, the Company owned or leased three hospitals in Texas, which accounted for 15.0% (unaudited), 16.6%, and 17.6% of net patient revenue, respectively. In 2004, 2003, and 2002 the Company owned or leased four hospitals in Louisiana, which accounted for 15.0% (unaudited), 17.6% and 17.6% of net patient revenue, respectively. The Company owned or leased two hospitals in New Mexico, one of which was acquired in 2004, which accounted for 15.2% (unaudited) of net patient revenue in 2004.

      Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions (including final settlements) are included in the consolidated statements of income in the period in which the revisions are made, and resulted in an increase in net patient revenue of $9,876,000 (unaudited), of which $2,857,000 (unaudited) related to facilities that had not previously qualified for disproportionate share payments in prior years, and $5,482,000 in 2004 and 2003, respectively, and a decrease in net patient revenue of $908,000 in 2002.

      The Company provides care without charge to patients who are financially unable to pay for the healthcare services they receive. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient revenues.

Discontinued Operations

      In accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which the Company adopted effective January 1, 2002, the Company has presented the financial position, operating results and cash flows of Glades General Hospital and Brim Healthcare, Inc. as discontinued operations in the accompanying consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three year period ending December 31, 2004. Operating results for each of the years in the three year period ending December 31, 2004 and the major classes of assets and liabilities for the years ended December 31, 2004 and 2003 for the Company's discontinued operations are presented in Note 3.

Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

Accounts Receivable

      The Company receives payment for services rendered from federal and state agencies (under the Medicare, Medicaid and TRICARE programs), managed care health plans, commercial insurance companies, employers and patients. During the years ended December 31, 2004, 2003, and 2002, approximately 47.8% (unaudited), 48.8%, and 56.7%, respectively, of the Company's net patient revenue from continuing operations related to patients participating in the Medicare and Medicaid programs. Management recognizes that revenues and receivables from government agencies are significant to its operations, but it does not believe that there are significant credit risks associated with these government agencies. Management does not believe that there are any other significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable.

Inventories

      Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation and amortization. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized. Depreciation expense, including amortization of assets capitalized under capital leases, is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the terms of the respective leases or their estimated useful lives. Buildings and improvements are depreciated over estimated useful lives ranging generally from 20 to 40 years. Estimated useful lives of equipment vary generally from 3 to 20 years.

      Prior to January 1, 2002, the Company recognized impairments of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company considers the recoverability of assets to be held and used by comparing the carrying amount of the assets to the present value of future net cash flows expected to be generated by the assets. If assets are identified as impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets as determined by independent appraisals or estimates of discounted future cash flows.

Other Assets

      Other assets consist primarily of costs associated with the issuance of debt which are amortized on a straight-line basis, which approximates the interest method, over the life of the related debt, and costs to recruit physicians to the Company's markets, which are deferred and amortized over the term of the respective physician recruitment agreement, which is generally three years. Amortization of deferred loan costs is included in interest expense. Deferred loan costs totaled $11,739,000 (unaudited) (net of accumulated amortization of $15,569,000 (unaudited)) and $15,305,000 (net of accumulated amortization of $11,940,000) at December 31, 2004 and 2003, respectively. Amortization of physician recruiting costs is included in other operating expenses. Net physician recruiting costs included in the accompanying consolidated balance sheets at December 31, 2004 and 2003 totaled $16,395,000 (unaudited) and $17,107,000, respectively.

Income Taxes

      The Company accounts for income taxes under the asset and liability method. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income to determine whether a valuation allowance should be established.

Other Noncurrent Liabilities

      Other noncurrent liabilities consist primarily of insurance liabilities, supplemental deferred compensation liability, and deferred income taxes.

Minority Interests

      The consolidated financial statements include all assets, liabilities, revenues and expenses of less than 100% owned entities controlled by the Company. Accordingly, the Company has recorded minority interests in the earnings and equity of such consolidated entities.

Stock Based Compensation

      The Company, from time to time, grants stock options for a fixed number of common shares to employees and directors at a fixed exercise price. The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"), and related interpretations, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

      The following proforma information is being presented in accordance with Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was adopted by the Company effective January 1, 2003. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table (in thousands, except per share data):

                                          2004         2003         2002
                                       ----------   ----------   ----------
                                       (unaudited)
Net income - as reported               $   54,499   $   31,619   $   36,112
Less pro forma effect of stock option
     grants                                (4,749)      (4,744)     (10,922)
                                       ----------   ----------   ----------
Pro forma net income                   $   49,750   $   26,875   $   25,190
                                       ==========   ==========   ==========
Earnings per share - as reported
     Basic                             $     1.10   $     0.65   $     0.75
     Diluted                           $     1.04   $     0.67   $     0.73
Earnings per share - pro forma
     Basic                             $     1.00   $     0.55   $     0.52
     Diluted                           $     0.96   $     0.55   $     0.51

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2004, 2003 and 2002, respectively: risk-free interest rate of 2.80% (unaudited), 2.47% and 4.11%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of .560 (unaudited), .634 and .594; and a weighted-average expected life of the option of 4.0 (unaudited), 4.0 years and 3.9 years. The estimated weighted average fair values of shares granted during 2004, 2003 and 2002, using the Black-Scholes option pricing model, were $7.30 (unaudited), $4.04 and $9.46, respectively.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

      In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), the calculation of diluted earnings per share for the year ended December 31, 2003 using the "if converted" method includes the impact of the Company's convertible notes. Since the Company reports discontinued operations, income from continuing operations has been utilized in determining whether the convertible notes were dilutive or antidilutive to earnings per share. The convertible notes were dilutive to earnings per share on income from continuing operations and were antidilutive to net income for the year ended December 31, 2003. The convertible notes were antidilutive to earnings per share on pro forma income from continuing operations and pro forma net income for the year ended December 31, 2002.

Interest Rate Swap Agreements

      The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

      Effective January 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended ("SFAS No. 133"). SFAS No. 133 requires that all derivatives, whether designated in hedging relationships or not, be recognized on the balance sheet at fair value and requires the recognition of the resulting gains or losses as adjustments to earnings or other comprehensive income. In accordance with the provisions of SFAS No. 133, the Company designated its outstanding interest rate swap agreement as a fair value hedge and determined that this hedge qualifies for treatment under the short-cut method of measuring effectiveness. Under the provisions of SFAS No. 133, this hedge is determined to be perfectly effective and there is no requirement to periodically evaluate effectiveness. This derivative and the related hedged debt amount has been recognized in the consolidated financial statements at its respective fair value.

Recently Issued Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board ("FASB") issued Revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46R"), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in special purpose entities, as defined, during 2003. Effective as of the first quarter of 2004, FIN 46R was applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company's financial position, results of operations or cash flows.

      In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payments" ("SFAS No. 123R"), a revision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which addresses financial accounting and reporting for costs associated with stock-based compensation. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans and stock options. SFAS No. 123R will require the Company to recognize compensation expense beginning July 1, 2005, in an amount equal to the fair value of share-based payments related to unvested share-based payment awards over the applicable vesting period. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using Opinion 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123R's fair value method will have a significant impact on the Company's results of operations, although it will have no impact on the Company's overall financial position. The impact of the adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123R in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to the Company's consolidated financial statements.

2. PENDING ACQUISITION BY LIFEPOINT HOSPITALS, INC. (UNAUDITED)

      The Company announced on August 16, 2004 that it had entered into a definitive merger agreement with LifePoint Hospitals, Inc. ("LifePoint") in which LifePoint will acquire the Company for approximately $1.7 billion in cash, stock and the assumption of the Company's debt. The transaction is expected to close in the first half of 2005.

      Pursuant to the definitive agreement, if the proposed transaction is consummated, the businesses of LifePoint and the Company will be combined under a newly formed company, which will be renamed LifePoint Hospitals, Inc. ("New LifePoint"). Each stockholder of the Company will receive a per share consideration comprised of $11.375 in cash and a number of shares of New LifePoint common stock equal to an exchange ratio of between .3447 and .2917 per common share of the Company, which will represent a value of $11.375 if the volume weighted average of the daily sales prices for share of LifePoint common stock for the 20 consecutive trading day period ending at the close of business on the third trading day prior to closing (the "LifePoint average share price") is between $33.00 and $39.00. If the LifePoint average share price is $33.00 or less, the exchange ratio will be 0.3447, and if the LifePoint average share price is $39.00 or more, the exchange ratio will be 0.2917.

      The agreement provides for alternative structures. While it is anticipated that shares received by the Company's stockholders will be received in a tax-free exchange, the parties have agreed to a taxable alternative structure at the same price if necessary to complete the acquisition.

      Each of the Boards of Directors of LifePoint and the Company have unanimously approved the proposed transaction. Completion of the transaction is subject to approval by the LifePoint stockholders and the Company's stockholders, receipt of necessary financing by LifePoint and certain other conditions.

3. DISCONTINUED OPERATIONS

      On April 30, 2004 the Company sold substantially all of the assets and assigned certain liabilities of Glades General Hospital ("Glades") in Belle Glade, Florida, to a wholly-owned subsidiary of the Health Care District of Palm Beach County for approximately $1.5 million (unaudited), resulting in an immaterial gain on divestiture. Effective June 30, 2004, the Company sold the stock of Brim Healthcare, Inc. ("Brim") to Brim Holding Company, Inc., an independent investor-owned Delaware corporation, for approximately $13.2 million (unaudited), resulting in a pre-tax gain on divestiture of $11.3 million (unaudited) ($7.0 million (unaudited) gain net of tax). The operations of Glades and Brim are reported as discontinued operations and the operating results for the years ended December 31, 2004, 2003 and 2002 are presented in the following table (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                              ------------------------------
                                                2004       2003       2002
                                              ---------  ---------  --------
                                            (unaudited)
Revenues                                      $ 17,150   $ 45,480   $ 46,085
Operating expenses                              20,096     45,052     41,242
Depreciation and amortization                       49      1,699      2,062
Interest expense                                   143        478        672
(Gain) loss on divestitures                    (10,774)        11         --
Impairment charge                                   --     13,773         --
                                              --------   --------   --------
  Total expenses                                 9,514     61,013     43,976
                                              --------   --------   --------
Income (loss) before provision for income
  taxes                                          7,636    (15,533)     2,109
Income taxes (benefit)                           3,193     (5,432)       835
                                              --------   --------   --------
Earnings (loss) from discontinued operations  $  4,443   $(10,101)  $  1,274
                                              ========   ========   ========

      In connection with the decision to sell Glades, the Company wrote off goodwill associated with the hospital, wrote off the net book value of physician recruiting costs and wrote down the other assets of Glades to their estimated net realizable value, less cost to sell. These charges are included in the impairment charge recorded in 2003.

      The major classes of assets and liabilities of discontinued operations in the consolidated balance sheets as of December 31, 2004 and 2003 are as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                              2004            2003
                                                             ------          -------
                                                           (unaudited)
Cash                                                         $  438          $    17
Accounts receivable, net                                        922            6,931
Inventories                                                      --              529
Prepaid expenses and other current assets                         5              392
Property and equipment, net                                      --            3,157
Goodwill                                                         --               80
Other assets                                                     --               33
Deferred income taxes                                            --            3,856
                                                             ------          -------
        Total assets of discontinued operations               1,365           14,995
                                                             ------          -------
Accounts payable                                                 --              812
Accrued salaries and benefits                                    84            1,603
Accrued expenses                                                217              513
Long-term debt                                                   --              982
Income taxes payable                                             --            1,246
Deferred income taxes                                            45               --
                                                             ------          -------
        Total liabilities of discontinued operations            346            5,156
                                                             ------          -------
Net assets of discontinued operations                        $1,019          $ 9,839
                                                             ======          =======

      The Company will continue to pursue collection of the remaining net accounts receivable under its standard collection policies.

4. ACQUISITIONS

2004 Acquisition (unaudited)

      In June 2004, the Company acquired Memorial Medical Center in Las Cruces, New Mexico, through a long-term capital lease agreement, for approximately $152.2 million, including working capital and direct and incremental costs of the acquisition. To finance this acquisition, the Company borrowed $110.0 million under its senior bank credit facility and used approximately $42.2 million of available cash. This is the Company's second New Mexico hospital and is one of two hospitals in the community, serving a population in excess of 150,000.

2002 Acquisitions

      In May 2002, the Company acquired Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia, for approximately $129.2 million, including working capital. To finance this acquisition, the Company borrowed $86.0 million under its revolving credit facility and used approximately $43.2 million of available cash. This is the Company's first Virginia hospital and is the only hospital in the county, serving a population in excess of 100,000.

      In June 2002, the Company acquired Los Alamos Medical Center in Los Alamos, New Mexico, for approximately $39.0 million, including working capital. To finance this acquisition, the Company borrowed $37.0 million under its revolving credit facility and used $2.0 million from available cash. This was the Company's first New Mexico hospital and is the only hospital in the community, serving a population of approximately 50,000.

      The hospitals acquired by the Company in 2004 and 2002 are the primary providers of healthcare services in their markets and, as previously underperforming hospitals, present the Company with the opportunity, under its management, to increase profitability and garner local market share. The Company's strategy with respect to these markets is to improve hospital operations, expand healthcare services to increase market share by reducing patient out-migration, and recruit and retain quality physicians to increase the quality of healthcare and the breadth of healthcare services.

      The foregoing acquisitions were accounted for using the purchase method of accounting. The operating results of the hospitals acquired in 2004 and 2002 have been included in the accompanying consolidated statements of income from the respective dates of acquisition.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the hospital acquisition completed in 2004 (in thousands) (unaudited):

Accounts receivable, net          $  14,121
Inventories                           2,485
Prepaid expenses and other              257
                                  ---------
  Total current assets acquired      16,863

Property and equipment               74,537
Goodwill                             79,518
Other                                     3
                                  ---------
  Total assets acquired             170,921

  Total liabilities assumed         (18,706)
                                  ---------
Net assets acquired               $ 152,215
                                  =========

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the hospital acquisitions completed in 2002 (in thousands):

Accounts receivable, net          $  12,913
Inventories                           2,177
Prepaid expenses and other              119
                                  ---------
  Total current assets acquired      15,209

Property and equipment               63,457
Goodwill                            101,815
Other                                   787
                                  ---------
  Total assets acquired             181,268

  Total liabilities assumed         (10,111)
                                  ---------
Net assets acquired               $ 171,157
                                  =========

Pro Forma Acquisition Information

      The following pro forma information reflects the operations of the hospitals acquired in 2004 and 2002, as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the acquisitions (in thousands, except per share data):

                           2004           2003         2002
                       -----------    -----------    ---------
                       (unaudited)    (unaudited)
Net revenue            $   945,542    $   883,335    $ 701,850
Net income             $    52,630    $    24,674    $  38,112
Earnings per share:
Basic                  $      1.06    $      0.51    $    0.79
Diluted                $      1.01    $      0.55    $    0.77

      The pro forma results of operations do not purport to represent what the Company's results would have been had such transactions, in fact, occurred at the beginning of the periods presented or to project the Company's results of operations in any future period.

5. PROPERTY AND EQUIPMENT

      Property and equipment consists of the following (in thousands):

                                                        DECEMBER 31,
                                                 -------------------------
                                                     2004         2003
                                                 ------------  -----------
                                                  (unaudited)
Land                                             $     40,263  $    23,344
Land improvements                                       6,602        5,292
Leasehold improvements                                 20,036       19,554
Buildings and improvements                            408,878      335,788
Equipment                                             243,632      191,900
                                                 ------------  -----------
                                                      719,411      575,878
Less accumulated depreciation and amortization       (163,344)    (121,835)
                                                 ------------  -----------
                                                      556,067      454,043

Construction-in-progress (estimated cost to
  complete at December 31, 2004 - $82,037
  (unaudited))                                         22,520        5,800
                                                 ------------  -----------
                                                 $    578,587  $   459,843
                                                 ============  ===========

      Depreciation expense totaled approximately $46,320,000 (unaudited), $37,120,000 and $32,059,000 in 2004, 2003 and 2002, respectively. Assets under capital leases were $4,614,000 (unaudited) and $6,206,000, net of accumulated amortization of $7,927,000 (unaudited) and $5,631,000 at December 31, 2004 and 2003, respectively. Interest is capitalized in connection with construction projects at the Company's facilities. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset's estimated useful life. In 2004 and 2003, $1,357,000 (unaudited) and $712,000 of interest cost, respectively, was capitalized.

6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

      Long-term debt consists of the following (in thousands):

                                                         December 31,
                                                 ----------------------------
                                                     2004              2003
                                                 -------------      ---------
                                                  (unaudited)
Credit facility                                  $      55,000      $      --
Senior subordinated notes                              198,337        196,634
Convertible subordinated notes                         248,470        248,470
                                                 -------------      ---------
                                                       501,807        445,104
Obligations under capital leases (see Note 10)           2,817          3,595
                                                 -------------      ---------
                                                       504,624        448,699
Less current portion                                   (76,241)          (743)
                                                 -------------      ---------
                                                 $     428,383      $ 447,956
                                                 =============      =========

CREDIT FACILITY (UNAUDITED)

      The Company maintains a bank senior credit facility ("Credit Facility") of $250,000,000. At December 31, 2004, the Company had outstanding letters of credit of $8,277,000, reducing the amount available under the Credit Facility to $186,723,000.

      On June 1, 2004, in connection with the acquisition of Memorial Medical Center in Las Cruces, New Mexico, the Company borrowed $110.0 million under its senior revolving bank credit facility to finance the acquisition. The Company subsequently repaid $55.4 million (including $0.4 million borrowed under the revolver in the third quarter of 2004) of the revolver borrowing with the proceeds from the sale of Brim Healthcare, Inc. and from cash flows from operations.

      The loans under the Credit Facility bear interest, at the Company's option, at the adjusted base rate or at the adjusted LIBOR rate. The interest rate ranged from 3.875% to 5.125% during 2004. The Company pays a commitment fee, which varies from one-half to three-eighths of one percent of the unused portion, depending on the Company's compliance with certain financial ratios. The Company may prepay any principal amount outstanding under the Credit Facility at any time before the maturity date of November 13, 2006.

      The Credit Facility contains limitations on the Company's ability to incur additional indebtedness (including contingent obligations), sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends. The Credit Facility also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the Credit Facility is secured by substantially all assets of the Company.

      In April 2004, the Company amended its senior bank credit facility to, among other items, (i) obtain consent for a limited repurchase of a portion of the Company's 4 1/2% Convertible Subordinated Notes due 2005 and/or the 4 1/4% Convertible Subordinated Notes due 2008, (ii) adjust the timing of the step down of leverage covenants, and (iii) approve the acquisition of Memorial Medical Center as a Permitted Acquisition.

7 1/2% SENIOR SUBORDINATED NOTES

      In May 2003, the Company completed its public offering of $200,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes due June 1, 2013 (the "7 1/2% Senior Subordinated Notes"). Net proceeds of the offering totaling $194,212,000 were used to repay $114,300,000 in existing borrowings under the Credit Facility and to repurchase $74,030,000 of the Company's 4 1/2% Convertible Subordinated Notes. The 7 1/2% Senior Subordinated Notes bear interest from May 27, 2003 at the rate of 7 1/2% per year, payable semi-annually on June 1 and December 1, beginning on December 1, 2003. The Company may redeem all or a portion of the 7 1/2% Senior Subordinated Notes on or after June 1, 2008, at the then current redemption prices, plus accrued and unpaid interest. In addition, at any time prior to June 1, 2006, the Company may redeem up to 35% of the aggregate principal amount of the 7 1/2% Senior Subordinated Notes within 60 days of one or more common stock offerings with the net proceeds of such offerings at a redemption price of 107.5% of the principal amount, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder's notes at 101% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 7 1/2% Senior Subordinated Notes are unsecured and subordinated to the Company's existing and future senior indebtedness. The 7 1/2% Senior Subordinated Notes rank equal in right of payment to the Company's 4 1/2% Convertible Subordinated Notes due 2005 and its 4 1/4% Convertible Subordinated Notes due 2008. The 7 1/2% Senior Subordinated Notes effectively rank junior to the Company's subsidiary liabilities. The indenture contains limitations on the Company's ability to incur additional indebtedness, sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends.

4 1/4% CONVERTIBLE SUBORDINATED NOTES

      In October 2001, the Company sold $172,500,000 of Convertible Subordinated Notes due October 10, 2008 (the "4 1/4% Notes"). Net proceeds of approximately $166,400,000 were used to reduce the outstanding balance on the revolving line of credit and for acquisitions. The 4 1/4% Notes bear interest from October 10, 2001 at the rate of 4 1/4% per year, payable semi-annually on April 10 and October 10, beginning on April 10, 2002. The 4 1/4% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company's common stock at a conversion price of $27.70 per share. The conversion price is subject to adjustment. The Company may redeem all or a portion of the 4 1/4% Notes on or after October 10, 2004, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The 4 1/4% Notes are unsecured and subordinated to the Company's existing and future senior indebtedness. The 4 1/4% Notes are ranked equal in right of payment to the Company's 4 1/2% Notes due in 2005 and its 7 1/2% Senior Subordinated Notes due 2013. The 4 1/4% Notes effectively rank junior to the Company's subsidiary liabilities. The indenture does not contain any financial covenants. A total of 6,226,767 shares (unaudited) of common stock have been reserved for issuance upon conversion of the 4 1/4% Notes.

4 1/2% CONVERTIBLE SUBORDINATED NOTES

      In November and December 2000, the Company sold $150,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due November 20, 2005 (the "4 1/2% Notes"). The 4 1/2% Notes bear interest from November 20, 2000 at the rate of 4 1/2% per year, payable semi-annually on May 20 and November 20, beginning on May 20, 2001. The 4 1/2% Notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company's common stock at a conversion price of $26.45 per share. The conversion price is subject to adjustment. The Company may redeem all or a portion of the 4 1/2% Notes on or after November 20, 2003, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder's notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control.

      In 2003, the Company repurchased $74,030,000 of the 4 1/2% Notes from the proceeds from the sale of the 7 1/2% Senior Subordinated Notes as discussed above. The Company recorded a $486,000 pretax loss associated with the early extinguishment of debt related to the repurchase of the 4 1/2% Notes.

      The 4 1/2% Notes are unsecured obligations and rank junior in right of payment to all of the Company's existing and future senior indebtedness. The
4 1/2% Notes rank equal in right of payment to the Company's 4 1/4% Convertible Subordinated Notes due 2008 and its 7 1/2% Senior Subordinated Notes due 2013. The 4 1/2% Notes effectively rank junior to the Company's subsidiary liabilities. The indenture does not contain any financial covenants. A total of 2,872,760 shares (unaudited) of common stock have been reserved for issuance upon conversion of the remaining 4 1/2% Notes.

INTEREST RATE SWAP AGREEMENTS

      Interest rate swap agreements are used to manage the Company's interest rate exposure. In 1998, the Company entered into an interest rate swap agreement, which effectively converted for a five-year period $45,000,000 of floating-rate borrowings to fixed-rate borrowings. In January 2001, the Company terminated $16,500,000 of the $45,000,000 swap agreement, leaving a notional amount of $28,500,000 converted to fixed-rate borrowings. The Company secured a 5.625% fixed interest rate on the swap agreement, which was subsequently amended to a 4.45% fixed interest rate during 2002. In May 2003, the Company terminated the remainder of the previously existing swap agreement.

      In July 2003, the Company entered into an interest rate swap agreement which effectively converted for a ten-year period $100,000,000 of the $200,000,000 fixed rate borrowings under the 7 1/2% Senior Subordinated Notes to floating-rate borrowings. The Company secured a LIBOR plus 2.79% floating interest rate over the term of the interest rate swap agreement. The Senior Subordinated Notes are recorded net of the $1,663,000 (unaudited) fair value adjustment of the interest rate swap. The interest rate swap agreement is a fair value hedge. The outstanding agreement exposes the Company to credit losses in the event of non-performance by the counterparty to the financial instrument. The Company anticipates that the counterparty will fully satisfy its obligations under the contract.

AGGREGATE MATURITIES (UNAUDITED)

      Aggregate maturities of long-term debt at December 31, 2004, excluding capital leases (see Note 10), are as follows (in thousands):

      2005   $   75,970
      2006       55,000
      2007           --
      2008      172,500
      2009           --
Thereafter      198,337
             ----------
             $  501,807
             ==========

7. STOCKHOLDERS' EQUITY

COMMON STOCK

      On April 30, 2002, the Company effected a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record on April 20, 2002. The stock split resulted in the issuance of 15.9 million shares of common stock and a transfer between additional paid-in capital and common stock of $159,000.

      All historical references to common share, earnings per share amounts and conversion rights under debt instruments included in the consolidated financial statements and notes thereto have been restated to reflect the three-for-two split.

PREFERRED SHARE PURCHASE RIGHTS

      To establish a new shareholders' rights plan, on December 30, 2002, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right ("Right") on each outstanding share of the Company's common stock. The dividend distribution was payable to shareholders of record on January 10, 2003. Under certain circumstances, each Right will entitle shareholders to buy one ten-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $75.00. The Rights are redeemable at $.01 per Right at any time before a person has acquired 15% or more of the Company's outstanding common stock. The Preferred Share Purchase Right Plan will expire on December 31, 2012.

      The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not determined by the Board of Directors to be in the best interest of all shareholders. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

STOCK OPTIONS

      In March 1997, the Company's Board of Directors and shareholders approved the 1997 Long-Term Equity Incentive Plan (the "Plan"). The Company has reserved 12,620,286 shares for issuance under the Plan. Under the Plan, options to purchase shares may be granted to officers, employees, and directors. The options have a maximum term of ten years and generally vest in five equal annual installments. Options are generally granted at not less than market price on the date of grant.

      The following is a summary of option transactions during 2004, 2003 and 2002:

                                              NUMBER OF          OPTION
                                               OPTIONS         PRICE RANGE
                                              ---------       ---------------
Balance at December 31, 2001                   5,219,878      $ 2.03 - $23.00
    Options granted                            2,492,327       10.80 -  23.50
    Options exercised                         (1,031,997)       2.03 -  23.50
    Options forfeited                         (1,009,375)       2.03 -  23.50
                                              ----------
Balance at December 31, 2002                   5,670,833        2.03 -  23.50
    Options granted                            1,454,150        7.71 -  13.52
    Options exercised                           (143,882)       2.03 -  11.50
    Options forfeited                           (214,212)       6.72 -  23.50
                                              ----------
Balance at December 31, 2003                   6,766,889        2.03 -  23.50
    Options granted (unaudited)                1,660,000       14.16 -  17.62
    Options exercised (unaudited)               (927,951)       2.03 -  21.08
    Options forfeited (unaudited)               (464,246)       7.17 -  23.50
                                              ----------
Balance at December 31, 2004 (unaudited)       7,034,692      $ 2.03 - $23.50
                                              ==========

      The following table summarizes information concerning outstanding and exercisable options at December 31, 2004 (unaudited):

                                    OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                           -----------------------------------------   ----------------------
                                            WEIGHTED
                                             AVERAGE        WEIGHTED                 WEIGHTED
                                            REMAINING        AVERAGE                  AVERAGE
                              NUMBER     CONTRACTUAL LIFE   EXERCISE      NUMBER     EXERCISE
RANGE OF EXERCISE PRICES   OUTSTANDING      (YEARS)          PRICE     EXERCISABLE     PRICE
------------------------   -----------   ----------------   --------   -----------   --------
$     2.03 - $ 7.17           282,769          4.3          $   6.81       282,769   $   6.81
      7.71 -   7.71         1,028,856          8.2              7.71       127,696       7.71
      8.95 -  11.50           947,185          5.9             10.76       653,685      10.65
     11.56 -  15.75           887,650          9.2             15.30        21,950      12.65
     15.83 -  16.40         1,037,775          7.9             16.09       307,539      16.35
     16.67 -  16.71           797,376          6.5             16.69       797,376      16.69
     17.62 -  18.20           808,206          8.1             18.02       226,541      18.20
     18.67 -  21.08           533,673          6.9             20.00       392,736      20.25
     23.00 -  23.00            24,808          6.6             23.00        20,164      23.00
     23.50 -  23.50           686,394          7.4             23.50       667,050      23.50
                            ---------                                    ---------
$     2.03 - $23.50         7,034,692          7.4             15.01     3,497,506      16.21
                            =========                                    =========

      At December 31, 2003 and 2002, respectively, 3,356,852 and 2,636,954 options were exercisable. At December 31, 2004, the Company had options representing 1,162,680 (unaudited) shares available for future grant.

EMPLOYEE STOCK PURCHASE PLAN

      In May 1998 the Company's Board adopted, and in June 1998 the stockholders approved, the Province Healthcare Company Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees may purchase shares of common stock at 85% of market price on the first day of the year or 85% of the market price on the last day of the year, whichever is lower. The shares are purchased each year with funds withheld from employees through payroll deductions from January 1 through December 31. A total of 1,125,000 shares of Common Stock have been reserved for issuance under the ESPP. Participation in the ESPP commenced June 1, 1998. Shares issued under the ESPP totaled 256,942 (unaudited), 126,874 and 59,022 in 2004, 2003 and 2002, respectively.

8. INCOME TAXES

      The provision for income taxes from continuing operations consists of the following amounts (in thousands):

                2004           2003          2002
             ----------     ---------     ----------
            (unaudited)
Current:
  Federal    $    3,679     $   7,840     $   13,045
  State            (243)          761          1,419
             ----------     ---------     ----------
                  3,436         8,601         14,464
Deferred:
  Federal        21,870        13,312          7,939
  State           2,795           903            837
             ----------     ---------     ----------
                 24,665        14,215          8,776
             ----------     ---------     ----------
             $   28,101     $  22,816     $   23,240
             ==========     =========     ==========

      The differences between the Company's effective income tax rate and the statutory federal income tax rate are as follows (in thousands):

                                                     2004              2003               2002
                                               ----------------   ---------------    --------------
                                                  (unaudited)
Statutory federal rate                         $  27,355  35.0%   $  22,588  35.0%   $ 20,327  35.0%
State income taxes, net of federal income
  tax benefit                                      1,659   2.1        1,081   1.7       1,467   2.5
Permanent differences                                387   0.5          271   0.4         232   0.4
Other                                             (1,300) (1.6)      (1,124) (1.7)      1,214   2.1
                                               ---------  ----    ---------  ----    --------  ----
                                               $  28,101  36.0%   $  22,816  35.4%   $ 23,240  40.0%
                                               =========  ====    =========  ====    ========  ====

      The components of the Company's deferred tax assets and (liabilities) for continuing operations are as follows (in thousands):

                                     DECEMBER 31,
                               --------------------------
                                   2004          2003
                               ------------  ------------
                                (unaudited)
Depreciation and amortization  $   (53,797)  $   (33,659)
Accounts receivable                (10,068)       (4,215)
Accruals and reserves                1,201         1,947
Insurance reserves                   6,470         4,789
Third party settlements              2,965         2,224
Operating leases                    (2,520)       (2,201)
Capital lease interest                 702           683
Other                                  214           582
                               -----------   -----------
  Net deferred tax liability   $   (54,833)  $   (29,850)
                               ===========   ===========

      In the accompanying consolidated balance sheets, net current deferred tax liabilities of $8,118,000 (unaudited) and $2,015,000 are included in accrued expenses at December 31, 2004 and 2003, respectively. Net noncurrent deferred tax liabilities of $46,715,000 (unaudited) and $27,835,000 are included in other liabilities at December 31, 2004 and 2003, respectively.

      The Company recorded a deferred tax liability of $318,000 (unaudited) related to interest rate swap agreements during 2004. The expense of the deferred taxes is recorded in comprehensive income.

      The Company has been examined by federal and various state tax authorities. The completed examinations did not have a negative impact on the financial condition or results of operations of the Company. In 2004, the Company recorded a reduction in its provision for income taxes of approximately $800,000 (unaudited) due to final resolution of examinations on certain issues by taxing authorities of audits that had been ongoing for over one year.

9. EARNINGS PER SHARE

      The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                   2004       2003       2002
                                                  -------   ---------   --------
                                                (unaudited)
Earnings per common share:
  Income from continuing operations               $50,056   $ 41,720    $34,838
     Add convertible notes interest, net of tax     7,781      8,325         --
                                                  -------   --------    -------
  Income from continuing operations                57,837     50,045     34,838
  Discontinued operations                           4,443    (10,101)     1,274
                                                  -------   --------    -------
        Net income                                $62,280   $ 39,944    $36,112
                                                  =======   ========    =======
Weighted average shares:
  Weighted average shares - basic                  49,543     48,692     48,146
     Dilution for employee stock options            1,395        613      1,307
     Dilution for convertible notes                 9,100     10,243         --
                                                  -------   --------    -------
  Weighted-average shares - diluted                60,038     59,548     49,453
                                                  =======   ========    =======
Basic earnings per common share:
     Income from continuing operations            $  1.01   $   0.85    $  0.72
     Discontinued operations                         0.09      (0.20)      0.03
                                                  -------   --------    -------
        Net income                                $  1.10   $   0.65    $  0.75
                                                  =======   ========    =======
Diluted earnings per common share:
     Income from continuing operations            $  0.96   $   0.84    $  0.70
     Discontinued operations                         0.08      (0.17)      0.03
                                                  -------   --------    -------
        Net income                                $  1.04   $   0.67    $  0.73
                                                  =======   ========    =======

      In accordance with SFAS No. 128, the calculation of diluted earnings per share for the year ended December 31, 2004 using the "if converted" method includes the impact of the Company's convertible notes. Since the Company reports discontinued operations, income from continuing operations has been utilized in determining whether the convertible notes were dilutive or antidilutive to earnings per share. The convertible notes were dilutive to earnings per share on income from continuing operations and net income for the year ended December 31, 2004. The convertible notes were dilutive to earnings per share on income from continuing operations and were anti-dilutive to net income for the year ended December 31, 2003. The effect of the convertible notes to purchase 5,672,160 shares of common stock, and related interest expense, were not included in the computation of diluted earnings per share in 2002 because their effect would have been anti-dilutive.

10. LEASES (UNAUDITED)

      The Company leases various buildings, office space and equipment. The leases expire at various times and have various renewal options. These leases are classified as either capital leases or operating leases based on the terms of the respective agreements. Future minimum payments at December 31, 2004, by year and in the aggregate, under capital leases and noncancellable operating leases with initial terms of one year or more consist of the following (in thousands):

                                                      CAPITAL   OPERATING
                                                      LEASES      LEASES
                                                     ---------  ---------
2005                                                  $   479    $ 7,609
2006                                                      469      6,803
2007                                                      471      5,324
2008                                                      478      4,634
2009                                                      414      3,059
Thereafter                                              2,311     15,538
                                                      -------    -------
Total minimum lease payments                            4,622    $42,967
                                                                 =======
Amount representing interest (at rates ranging from
     3.94% to 9.74%)                                   (1,805)
                                                      -------
Present value of net minimum lease payments
     (including $271 classified as current)           $ 2,817
                                                      =======

11. COMMITMENTS AND CONTINGENCIES (UNAUDITED)

LITIGATION SETTLEMENT

      In January 2005, the Company executed a confidential settlement agreement (the "Settlement Agreement") to resolve litigation and other disputes arising in 2002. Under the terms of the Settlement Agreement, the Company paid $0.5 million in January 2005 for conditions satisfied under the terms of the Settlement Agreement. This amount has been expensed and accrued in the December 31, 2004 financial statements. The Company also funded approximately $2.5 million in an escrow account payable over a two year period upon the satisfaction of certain future events, including non-competition.

COMMITMENTS

      In 2004, the Company began construction of a new 60-bed acute care hospital in Ft. Mohave, Arizona. This new hospital is currently estimated to cost approximately $31,000,000, of which approximately $7,790,000 has been incurred at December 31, 2004. Construction of the Ft. Mohave facility is anticipated to be completed in the third quarter of 2005. In 2004, the Company also began construction of a 52-bed replacement facility for its existing 72-bed facility in Eunice, Louisiana. The replacement facility is estimated to cost approximately $25,600,000, of which approximately $1,095,000 has been incurred at December 31, 2004. Construction of the Eunice replacement facility is anticipated to be completed in the second quarter of 2006.

GENERAL LIABILITY CLAIMS

      The Company is subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, employment-related claims, breach of management contracts and for wrongful restriction of, or interference with, physicians' staff privileges. In certain of these actions, plaintiffs may seek punitive or other damages against the Company, which are generally not covered by insurance. In management's opinion, the Company is currently not a party to any proceeding that would have a material adverse effect on the Company's results of operations or financial condition.

ACQUISITIONS

      The Company has acquired hospitals with prior operating histories. The hospitals that the Company acquires may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although the Company obtains contractual indemnification from sellers covering these matters, such indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

PHYSICIAN COMMITMENTS

      In order to recruit and retain physicians to the communities it serves, the Company has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for a specified period of time, the Company may loan certain amounts of money to a physician, generally not to exceed a period of one year, to assist in establishing his or her practice. The actual amount of such commitments to be subsequently advanced to physicians often depends on the financial results of the physicians' practice during the guarantee period. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of three years contingent upon the physician continuing to practice in the respective community. Estimated future commitment payments for physicians under recruiting agreements in effect at December 31, 2004 are approximately $22,895,000.

12. RETIREMENT PLANS

      The Company sponsors defined contribution employee benefit plans which cover substantially all employees. Employees may contribute a percentage of eligible compensation subject to Internal Revenue Service limits. The plans call for the Company to make matching contributions, based on either a percentage of employee contributions or a discretionary amount as determined by the Company. Contributions by the Company to the plans totaled $3,281,000 (unaudited), $3,198,000 and $2,854,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

      The Company sponsors a nonqualified supplemental deferred compensation plan for selected management employees. As determined by the Board of Directors, the plan provides a benefit of 1% to 3% of the employee's compensation. The participant's amount is fully vested, except in those instances where the participant's employment terminates for any reason other than retirement, death or disability, in which case the participant forfeits a portion of the employer's contribution depending on length of service. Plan expenses totaled $122,000 (unaudited), $148,000 and $226,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS (UNAUDITED)

      Cash and Cash Equivalents-The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates fair value.

      Accounts Receivable and Accounts Payable-The carrying amount reported in the consolidated balance sheets for accounts receivable and accounts payable approximates fair value.

      Long-Term Obligations-The carrying value of the Company's 4 1/2% Notes, 4 1/4% Notes, and 7 1/2% Senior Subordinated Notes was $75,970,000, $172,500,000 and $200,000,000, respectively, at December 31, 2004. The fair value of the Company's 4 1/2% Notes, 4 1/4% Notes, and 7 1/2% Notes was $76,540,000,
$174,656,000 and $209,962,000, respectively, at December 31, 2004, based on the quoted market prices at December 31, 2004.

      Interest Rate Swap Agreement-The fair value of the Company's interest rate swap agreement is $1,663,000 at December 31, 2004, based on quoted market prices for similar debt issues.

14. ALLOWANCES FOR DOUBTFUL ACCOUNTS

      A summary of activity in the Company's allowance for doubtful accounts is as follows (in thousands):

                                                                                      ACCOUNTS
                                           BALANCE AT   PROVISION FOR   ALLOWANCES   WRITTEN OFF    BALANCE AT
                                          BEGINNING OF    DOUBTFUL     ACQUIRED IN     NET OF         END OF
                                             PERIOD       ACCOUNTS     ACQUISITIONS  RECOVERIES       PERIOD
                                          ------------  -------------  ------------  -----------    ------------
Year ended December 31, 2002                $ 44,476      $ 53,201       $ 10,729     $ (43,694)    $     64,712
Year ended December 31, 2003                $ 64,712      $ 72,583       $     --     $ (70,460)    $     66,835
Year ended December 31, 2004 (unaudited)    $ 66,835      $ 95,015       $ 19,547     $(103,123)    $     78,274

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Quarterly financial information for the years ended December 31, 2004 and 2003 is summarized below (in thousands, except per share data):

                                                           QUARTER
                                      -------------------------------------------------
                                        FIRST        SECOND       THIRD        FOURTH
                                      ----------   ----------   ----------   ----------
2004
Net revenues                          $ 200,577    $ 208,534    $ 235,315    $ 238,480
Income from continuing operations     $  12,207    $  11,830    $  11,891    $  14,128
Discontinued operations                    (646)       6,369         (362)        (918)
                                      ---------    ---------    ---------    ---------
Net income                            $  11,561    $  18,199    $  11,529    $  13,210
                                      =========    =========    =========    =========
Basic earnings (loss) per share:
  Income from continuing operations   $    0.25    $    0.24    $    0.24    $    0.28
  Discontinued operations                 (0.01)        0.13        (0.01)       (0.02)
                                      ---------    ---------    ---------    ---------
  Net income                          $    0.24    $    0.37    $    0.23    $    0.26
                                      =========    =========    =========    =========
Diluted earnings (loss) per share:
  Income from continuing operations   $    0.24    $    0.23    $    0.23    $    0.27
  Discontinued operations                 (0.01)        0.11        (0.01)       (0.02)
                                      ---------    ---------    ---------    ---------
  Net income                          $    0.23    $    0.34    $    0.22    $    0.25
                                      =========    =========    =========    =========
2003
Net revenues                          $ 182,443    $ 183,935    $ 184,789    $ 195,041
Income from continuing operations     $   9,892    $   9,919    $  10,201    $  11,708
Discontinued operations                     (41)        (258)        (394)      (9,408)
                                      ---------    ---------    ---------    ---------
Net income                            $   9,851    $   9,661    $   9,807    $   2,300
                                      =========    =========    =========    =========
Basic earnings (loss) per share:
  Income from continuing operations   $    0.20    $    0.20    $    0.21    $    0.24
  Discontinued operations                    --           --        (0.01)       (0.19)
                                      ---------    ---------    ---------    ---------
  Net income                          $    0.20    $    0.20    $    0.20    $    0.05
                                      =========    =========    =========    =========
Diluted earnings (loss) per share:
  Income from continuing operations   $    0.20    $    0.20    $    0.21    $    0.23
  Discontinued operations                    --           --        (0.01)       (0.16)
                                      ---------    ---------    ---------    ---------
  Net income                          $    0.20    $    0.20    $    0.20    $    0.07
                                      =========    =========    =========    =========

      The amounts presented in the preceding table for the first quarter of 2004 and 2003 reflect the restatement of Brim Healthcare, Inc. as a discontinued operation. The Form 10-Q for the quarterly period ended March 31, 2004, as filed, reflected Brim Healthcare, Inc. in continuing operations. The restatement of Brim Healthcare, Inc. as a discontinued operation resulted in a decrease of $4,299,000 in net revenues, an increase in income from continuing operations of $63,000 and an increase in the loss from discontinued operations of $63,000 for the quarter ended March 31, 2004. The restatement of Brim Healthcare, Inc. as a discontinued operation resulted in a decrease of $4,021,000 in net revenues, a decrease in income from continuing operations of $147,000 and a decrease in the loss from discontinued operations of $147,000 for the quarter ended March 31, 2003. The restatement of Brim Healthcare, Inc. as a discontinued operation did not have any effect on net income for the quarters ended March 31, 2004 and 2003.

16. SUBSEQUENT EVENT (UNAUDITED)

      On March 18, 2005, in connection with the pending acquisition by LifePoint, the Company commenced a cash tender offer and consent solicitation for any and all of its 7 1/2% Senior Subordinated Notes. The tender offer consideration for each $1,000 principal amount of 7 1/2% Senior Subordinated Notes validly tendered and accepted for purchase will be based on a fixed spread of 50 basis points over the yield on the price, as of April 12, 2005, of the 2.625% U.S. Treasury Note due May 15, 2008, plus accrued interest minus a consent payment equal to $20 per $1,000 principal amount tendered and accepted for purchase. The tender offer is scheduled to expire on April 15, 2005, unless extended or terminated earlier.